Exhibit 10.15

Office Premises Use Contract

Party A: Nanjing Culture and Artwork Property Exchange Co., Ltd

Party B: Kashi Longrui Business Management Services Co., Ltd

Whereas Party A has a cooperative relationship with Party B. Now, Therefore, both parties enter into the following agreement on Party B using the office premises of Party A for office purposes on the basis of equal cooperation and mutual benefit, intending to be bound hereby:

I. Term: from January 1, 2019 to December 31, 2019.

II. Each party’s rights and obligations

1. Party A will provide Party B with office premises, including but not limited to office area, office supplies and broadband internet access.

2. Party B shall pay Party A monthly use fee of RMB 90000 Yuan (in words; ninety thousand Yuan only) prior to the 10th day of each month, whereupon Party B may use the office area, office supplies and other facilities provided by Party A.

3. Party A has the ownership of the fixed assets and facilities on the office premises and Party A shall coordinate with the property owner, administration of industry and commence, tax, legal and other external relations.

4. Party A shall maintain, service and make additions to facilitates and equipment within the office premises and bear the cleaning, employment and labor costs in connection with the office premises.

5. Both parties shall jointly maintain the sanitation, safety and security of the office environment.

6. Both parties shall conduct business in compliance with law and comply with the rules and regulations related to property rights and the national policies and regulations.

III. Liabilities for default

Party B shall be deemed in default if it commits any of the following acts, in which case Party A has the right to terminate this contract:

1. Party B fails to pay the rent within one month of the payment due date;

2. Party B causes losses to Party A due to its illegal business operations.

IV. Others

1. This contract shall take effect upon being signed and sealed by both parties. Any matters not specified herein shall be resolved by both parties through friendly consultations and may be incorporated into additional agreements with the mutual consent of both parties, which agreements shall bear the same legal effect as this agreement.

2. Any dispute arising hereunder shall be resolved by both parties through consultations, failing which either party has the right to submit the dispute to court governing the place of Party A for adjudication.

3. This agreement is made in duplicate, one copy for each party and each copy bearing the same legal effect.

Party A’s seal:	Party B’s seal:
Nanjing Culture and Artwork Property Exchange Co., Ltd	Kashi Longrui Business Management Services Co., Ltd
Legal representative/authorized representative:	Legal representative/authorized representative:
Date: January 1, 2019	Date: